                                                                     Exhibit 3.2
                                                                     -----------

                             ARTICLES OF AMENDMENT

                                    to the

                           ARTICLES OF INCORPORATION

                                      of

                         KRAFT HOLDINGS VIRGINIA INC.


     These Articles of Amendment are filed in accordance with Section 13.1-710 of the Virginia Stock Corporation Act:

     A. The name of the corporation (which is hereinafter referred to as the "Corporation") is Kraft Holdings Virginia Inc.


     B. The amendment to the Corporation's Articles of Incorporation adopted on March 9, 2001, by written consent of the Corporation's sole shareholder is as follows:

          1. Article I of said Articles of Incorporation is deleted and is replaced by the following to change the name of the Corporation to Kraft Foods Inc.


                                  "ARTICLE I

          The name of the Corporation is Kraft Foods Inc."

     C. These Articles of Amendment were approved on March 9, 2001 by the sole shareholder of the Corporation by unanimous written consent in accordance with
Section 13.1-657 of the Virginia Stock Corporation Act and the Corporation's Articles of Incorporation. Pursuant to Section 13.1-688E of the Virginia Stock Corporation Act, no approval by the Board of Directors of the Corporation was required.


                                                 KRAFT FOODS INC.



                                                 By:  /s/ Nancy J. De Lisi
                                                      ---------------------
                                                 Name:  Nancy J. De Lisi
                                                 Title: President